UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 30, 2009
THE CORPORATE EXECUTIVE BOARD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-24799	52-2056410
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1919 North Lynn Street, Arlington, Virginia	22209
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (571) 303-3000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     In a press release on February 4, 2009, The Corporate Executive Board Company (the “Company”) announced and commented on its financial results for the fourth quarter and year ended December 31, 2008. In addition, the Company announced that its Board of Directors has approved a cash dividend for the first quarter of 2009 of $0.44 per share. A copy of the Company’s press release is attached hereto and furnished as Exhibit 99.1.
Item 2.05. Costs Associated with Exit or Disposal Activities
     On January 30, 2009, the Company announced its plan of workforce reductions to employees. This action is being taken to align expenses more closely with the Company’s outlook, in light of economic conditions, and to redirect resources to areas with a greater potential for future growth. The restructuring process will reduce the Company’s workforce by approximately 15% and inaugurate an integrated approach to prospect and member account management.
     Pre-tax restructuring charges for these actions are estimated to be approximately $9.3 million, most of which is associated with severance and related termination benefits. Based on FASB Statement of Financial Accounting Standards No 112, Employers’ Accounting for Postemployment Benefits, the Company recorded a pre-tax restructuring charge of $8.0 million for these actions in the fourth quarter of 2008. The Company expects to recognize a majority of the remaining charges in the first quarter of 2009, with the remaining costs being recognized over the remainder of 2009. Substantially all of these charges will result in cash expenditures.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The Company announces the resignation of Glenn P. Tobin, General Manager, effective as of March 31, 2009. The Company has entered into a one-year non-competition agreement with Mr. Tobin and will provide him with severance on the terms that were set forth in his severance agreement with the Company.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits

Exhibit No.	Description
99.1	The Corporate Executive Board Company’s press release for fourth quarter 2008 earnings and Q1 2009 dividend.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Corporate Executive Board Company
Date: February 5, 2009	(Registrant)
	By:	/s/ Chao Liu
Chao Liu
Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	The Corporate Executive Board Company’s press release for fourth quarter 2008 earnings and Q1 2009 dividend.